UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

(AMENDMENT NO. 2 TO FORM 8-K)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 17, 2013
Date of Report (Date of earliest event reported)

CITADEL EFT, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-164882	80-0473573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 College Blvd., Suite 102. Oceanside, California	92057
(Address of principal executive offices)	(Zip Code)

  (714) 423-0701

Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment to Current Report on Form 8-K is being made in response to that certain comment letter dated October 10, 2013 from the United States Securities and Exchange Commission regarding clarification of disclosure.

SECTION 4. MATTERS RELATED TO ACCOUNTANTS AND FINANCIAL STATEMENTS

ITEM 4.01 Changes in Registrant's Certifying Accountant

Citadel EFT Inc., a Nevada corporation (the “Company”) has engaged Keeton CPA (“Keeton”), as its principal independent registered public accounting firm effective September 16, 2013.  Concurrent with this appointment, the Company terminated its relationship with Malone Bailey LLP ("Malone Bailey") effective September 17, 2013. The decision to change its principal independent registered public accounting firm has been approved by the Company’s Board of Directors.

The report of Malone Bailey on the Company’s financial statements for the two (2) most recent fiscal years ended September 30, 2012 and September 30, 2011, and any subsequent interim periods preceding such termination, declination or dismissal did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles, other than to state that there is substantial doubt as to the ability of the Company to continue as a going concern.   During the Company’s two (2) most recent fiscal years ended September 30, 2012 and September 30, 2011, and during the subsequent period through to the date of Malone Bailey's termination, there was no disagreement between the Company and Malone Bailey, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Malone Bailey, would have caused Malone Bailey to make reference thereto in its report on the Company’s audited financial statements.

Malone Bailey Disagreement

We engaged Paul Marquez and Daniel Jordan of nationalbizval.com ("Nationalbizval"), to evaluate a certain asset of the Company, consisting of five (5) United States Treasury Bonds backed by the full faith and credit of the United States government (the "US T-Bonds").   Nationalbizval provided us with a ninety nine (99) page final report of their findings dated September 1, 2013 (the "Valuation Report").  Malone Bailey subsequently disagreed with the value assessed by Nationalbizval of the US T-Bonds contained in the Valuation Report. The Company's Board of Directors has discussed the subject matter of this disagreement with Malone Bailey which, as of the date of this amended Current Report, remains unresolved. The Company has authorized Malone Bailey to communicate and respond fully to the inquires by Keeton, concerning the subject matter of this disagreement.

Moreover, we engaged Avalon Advisors, an appraiser ("Avalon Advisors"), to review the Valuation Report and appraisal provided by Nationalbizval to ensure compliance with US GAAP accounting rules. Avalon Advisors has provided us with confirmation of its approval and acceptance of the Valuation Report and appraisal performed by Nationalbizval of the US T-Bonds. The Valuation Report reflected a valuation of each US T-Bond of one hundred forty million ($140,000,000) dollars, when the coupon is attached. All five (5) coupons are attached to the US T-Bonds.   The aggregate value of the US T-Bonds would results in an increase in the Company's assets of approximately seven hundred million ($700,000,000) dollars.

The Company has provided Malone Bailey with a copy of this amendment to Current Report on Form 8-K and has requested that Malone Bailey furnish the Company with a letter addressed to the United States Securities and Exchange Commission, stating whether or not Malone Bailey agrees with the statements made in this amendment to Current Report on Form 8-K with respect to Malone Bailey and, if not, stating the aspects with which they do not agree.  The Company has received the requested letter from Malone Bailey, wherein they have confirmed their agreement to the Company’s disclosures in this amendment to Current Report with respect to Malone Bailey. A copy of Malone Bailey's letter is filed as an exhibit to an amendment to this Current Report.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01-Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

16.1  Letter dated October 14, 2013 from Malone Bailey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL EFT, INC.
DATE: October 18, 2013	/s/ Gary DeRoos Name: Gary DeRoos Title: President/Chief Executive Officer